EXHIBIT 4.1

                        SECOND RIGHTS AGREEMENT AMENDMENT

         This Second Rights Agreement Amendment, dated as of December 6, 2004 (this "Amendment"), to the Rights Agreement, dated as of June 12, 1998 and amended as of March 1, 2000 (as amended, the "Rights Agreement"), between Xtrana, Inc., a Delaware corporation formerly known as Biopool International, Inc. (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

         The Company and the Rights Agent have heretofore executed and delivered the Rights Agreement. Pursuant to Section 28 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 28 thereof.

         In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement, as amended, and this Amendment, the parties hereto agree as follows:

         1. The "Final Expiration Date" as defined in Section 7(a) of the Rights Agreement (which heretofore was June 12, 2008) is hereby amended to mean December 31, 2004.

         2. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

         3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

         4. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                        XTRANA, INC.

                                        By:      /S/ JAMES CHAMBERLAIN
                                                 ------------------------------
                                                 James Chamberlain
                                        Title:   Chief Executive Officer

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY

                                        By:      /S/ WILBERT MYLES
                                                 ------------------------------
                                                 Wilbert Myles
                                        Title:   Vice President